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                                                                      EXHIBIT 12

                          REGIONS FINANCIAL CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)

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                                                                                      DECEMBER 31,
(AMOUNTS IN THOUSANDS)                                       2005          2004          2003           2002         2001
                                                         ------------   -----------   -----------   ------------  -----------
NET INCOME                                               $  1,000,544   $   823,765   $   651,841   $    619,902  $   508,934
PROVISION FOR INCOME TAXES                                    421,551       351,817       259,731        249,338      209,017
                                                         ------------   -----------   -----------   ------------  -----------

INCOME BEFORE INCOME TAXES                               $  1,422,095   $ 1,175,582   $   911,572   $    869,240  $   717,951
INTEREST ON NONDEPOSIT INTEREST BEARING LIABILITIES           485,029       346,024       314,179        386,636      494,449
INTEREST PORTION OF RENT EXPENSE                               30,756        21,349        14,453         14,319       12,164
                                                         ------------   -----------   -----------   ------------  -----------

TOTAL INCOME FOR COMPUTATION EXCLUDING INTEREST
  ON DEPOSITS                                               1,937,880     1,542,955     1,240,204      1,270,195    1,224,564

INTEREST ON DEPOSITS                                        1,004,727       496,627       430,353        652,765    1,135,695
                                                         ------------   -----------   -----------   ------------  -----------

TOTAL INCOME FOR COMPUTATION INCLUDING INTEREST
  ON DEPOSITS                                            $  2,942,607   $ 2,039,582   $ 1,670,557   $  1,922,960  $ 2,360,259

FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS             $    515,785   $   367,373   $   328,632   $    400,955  $   506,613
FIXED CHARGES INCLUDING INTEREST ON DEPOSITS             $  1,520,512   $   864,000   $   758,985   $  1,053,720  $ 1,642,308

RATIO EXCLUDING INTEREST ON DEPOSITS                             3.76          4.20          3.77           3.17         2.42
RATIO INCLUDING INTEREST ON DEPOSITS                             1.94          2.36          2.20           1.82         1.44

COMPONENTS OF FIXED CHARGES:
INTEREST:
  INTEREST ON DEPOSITS                                   $  1,004,727   $   496,627   $   430,353   $    652,765  $ 1,135,695
  INTEREST ON NONDEPOSIT INTEREST BEARING LIABILITIES         485,029       346,024       314,179        386,636      494,449
                                                         ------------   -----------   -----------   ------------  -----------
   TOTAL INTEREST CHARGES                                $  1,489,756   $   842,651   $   744,532   $  1,039,401  $ 1,630,144

RENTAL EXPENSE                                           $     92,269   $    64,046   $    43,360   $     42,956  $    36,492

PORTION OF RENTAL EXPENSE DEEMED REPRESENTATIVE
  OF INTEREST                                            $     30,756   $    21,349   $    14,453   $     14,319  $    12,164
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